Exhibit 10.2

THE NEWALLIANCE BANK

AMENDED AND RESTATED 2004 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF SEPTEMBER 23, 2008

AMENDED AND RESTATED

2004 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

The purpose of this Amended and Restated 2004 Supplemental Executive Retirement Plan (the “Plan”) is to provide supplemental retirement and death benefits to a select group of management or highly compensated employees of NewAlliance Bank (the “Bank”) who contribute materially to the continued growth, development and future business success of the Bank. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits. This Plan as amended and restated shall be effective as of September 23, 2008.

The Bank previously implemented a certain 2004 Supplemental Executive Retirement Plan effective as of January 1, 2004 (the “Prior SERP”), which was amended and restated effective as of November 27, 2007 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued by the IRS, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code. The Plan is being further amended and restated at this time to make certain clarifying and technical changes. The Plan has been and shall continue to be operated in compliance with Section 409A of the Code. The provisions of the Plan shall be construed to effectuate such intentions.

The Participants listed in the Appendix A attached hereto became Plan Participants on January 1, 2004 under the Prior SERP, and each such Participant will continue to have his or her benefit determined under this Plan by including the age and service credits accrued and earned under The NewAlliance Bank (formerly known as the New Haven Savings Bank) Supplemental Executive Retirement Plan, effective as of April 1, 1988, and frozen effective as of December 31, 2003 (with the age and Year of Service credits recognized under the Plan).

ARTICLE I

Definitions

1.1      “Affiliate” means any corporation, partnership or other organization which, during any period of employment of a Participant, was at least 50% controlled by the Company, the Bank or an affiliate of the Company or the Bank.

1.2      “Bank” means NewAlliance Bank.

1.3      “Basic Plan” means the NewAlliance Bank Employees’ Retirement Plan.

1.4      “Basic Plan Benefit” means the amount of benefit payable from the Basic Plan to a Participant in the form of a straight life annuity when benefits commence under the Basic Plan.

1.5      “Change in Control” means a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

1.6      “Committee” means the Compensation Committee of the Board of Directors of the Bank, which has been given authority by the Board of Directors to administer this Plan.

1.7      “Company” means NewAlliance Bancshares, Inc.

1.8      “Earnings” means base salary and payments under the Bank’s Executive Short-Term Incentive Plan (or any successor thereto) but excludes any awards under the Company’s 2005 Long-Term Compensation Plan, and shall equal the average over the 36 highest paid consecutive months of employment with the Company, the Bank or an Affiliate.

1.9      “Participant” means an employee of the Company, the Bank or an Affiliate designated as a Participant by the Committee. An employee shall become a Participant in the Plan as of the date he or she is individually selected by, and specifically named in the resolutions of, the Committee for inclusion in the Plan.

1.10      “Plan” means the Bank’s Amended and Restated 2004 Supplemental Executive Retirement Plan.

1.11      “Retirement” means a Participant’s Separation from Service from the Bank at the Participant’s Early Retirement Date, Normal Retirement Date or Postponed Retirement Date, as such terms are defined in Section 2.1 hereof.

1.12      “Separation from Service” means a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Bank for any reason. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

1.13      “Surviving Spouse” means the spouse of a Participant who is eligible to receive a surviving spouse benefit under this Plan.

1.14      “Year of Service” means the Participant’s number of years of vesting service as defined in the Basic Plan, which shall include any year in which the Basic Plan may become frozen and any subsequent year prior to a Participant’s Separation from Service.

ARTICLE II

Eligibility For Benefits

2.1      Each Participant is eligible upon Retirement to receive a benefit under this Plan beginning on one of the following dates, subject to Section 4.1 hereof:

           (a)      “Normal Retirement Date”, which is the first day of the month following the month in which the Participant reaches age sixty-five (65);

           (b)      “Early Retirement Date”, which is the first day of the month following the month in which the Participant both (i) reaches at least age fifty-five (55) and at least ten (10) Years of Service and (ii) has a Separation from Service; or

           (c)      “Postponed Retirement Date”, which is the first day of the month following the Participant’s Normal Retirement Date in which the Participant has a Separation from Service;

provided, however, that in each case where the payment event is a Separation from Service for any reason other than death, the benefits shall not commerce until the later of (i) the first day of the month following the lapse of six months after the date of the Separation from Service, or (ii) January 1, 2008. The payments commencing on such date shall be Actuarially Equivalent (as defined in the Basic Plan) as payments that would have commenced as of the Normal Retirement Date, Early Retirement Date or Postponed Retirement Date, as applicable, unless a later commencement date is required pursuant to Section 3.9 hereof.

2.2      Each Participant shall be one hundred percent (100%) vested in his or her Retirement benefit under this Plan upon reaching at least age fifty-five (55) and at least ten (10) Years of Service, with the amount of the benefit to be determined in accordance with Article III below. For example, when a Participant satisfies the criteria to be eligible for Early Retirement, he or she shall be 100% vested in his or her Early Retirement Benefit.

ARTICLE III

Amount and Form of Retirement Benefit

3.1      Benefit Payable Upon Separation from Service at Normal Retirement Date: The annual retirement benefit payable at Normal Retirement Date (to include a Participant that retires prior to age sixty-five (65) but defers payment of the benefit to the Normal Retirement Date) will equal fifty percent (50%) of Earnings for a Participant with at least twenty (20) Years of Service less any Basic Plan Benefit and reduced as follows for each Year of Service under twenty (20):

Years of Service	Benefit as a Percent of Earnings
0 to 4	0%
5	15
6	18
7	21
8	24
9	27
10	30
11	32
12	34
13	36
14	38
15	40
16	42
17	44
18	46
19	48
20 or more	50

For example, if a Participant retires with seventeen (17) Years of Service and elects to receive payments commencing at age sixty-five (65), the annual retirement benefit shall be equal to 44% of Earnings (less any Basic Plan Benefit).

3.2      Benefit Payable upon Separation from Service After Early Retirement Date But Prior To Normal Retirement Date: If a Participant who otherwise satisfies the Plan’s definition of the Early Retirement Date has a Separation from Service and elects to commence payment of his or her benefits immediately upon his or her Retirement, he or she shall receive an annual benefit equal to the percentage of his or her Earnings, in accordance with the following table, less any Basic Plan Benefit:

Years of Service as of Date of Retirement	Benefit as a Percent of Earnings
0 to 9	0%
10	5
11	10
12	15
13	20
14	25
15	30
16	35
17	40
18	45
19 or more	50

For example, if a Participant retires with seventeen (17) Years of Service and elects to commence receipt of payments prior to attaining age sixty-five (65), the annual retirement benefit shall be equal to 40% of Earnings (less any Basic Plan Benefit).

3.3      Benefit Payable At Postponed Retirement Date: The annual Retirement benefit payable at a Postponed Retirement Date will be equal to the benefit determined in accordance with Section 3.1 based on Earnings and Years of Service as of the Participant’s Postponed Retirement Date.

3.4      Change in Control:

          (a) In the event that a Participant listed in Appendix B has a Separation from Service subsequent to a Change in Control, then for purposes of calculating the benefit due hereunder, the Participant will be treated as follows: (1) having attained an age equal to the greater of (x) his or her actual age as of the date of such termination plus three additional years of age or (y) age 55; and (2) having three additional Years of Service credit. Furthermore, in such event, the benefits payable hereunder shall be paid in a single lump sum and shall be discounted to present value in the manner specified in Section 3.6 hereof. The schedule to be used to determine the benefit due (prior to calculating the present value) will be based on the number of Years of deemed Service after giving effect to the additional three Years of Service.

          (b) In the event that a Participant listed in Appendix C has a Separation from Service subsequent to a Change in Control, then for purposes of calculating the benefit due hereunder, the Participant will be treated as having attained an age equal to the greater of (x) his or her actual age as of the date of such termination or (y) age 55. Furthermore, in such event, the benefits payable hereunder shall be paid in a single lump sum and shall be discounted to present value in the manner specified in Section 3.6 hereof.

3.5      Form of Benefit Payments: The benefits paid under this Plan shall be paid in the form of a single life annuity if the Participant is single and in the form of a joint and 50% survivor annuity if the Participant is married (except as provided in Sections 3.4(a) and 3.4(b) of the Plan), unless a Participant elects a different form of payment pursuant to Sections 3.6, 3.7, 3.8 or 3.9 below; provided, however, that in each case where the payment event is a Separation from Service for any reason other than death, the benefits shall not commerce until the later of (i) the first day of the month following the lapse of six months after the date of the Separation from Service, or (ii) January 1, 2008. The payments commencing on such date shall be Actuarially Equivalent (as defined in the Basic Plan) as payments that would have commenced as of the Normal Retirement Date, Early Retirement Date or Postponed Retirement Date, as applicable, unless a later commencement date is required pursuant to Section 3.9 hereof.

3.6      In lieu of receiving benefits in the form set forth in Section 3.5 above (except as provided in Sections 3.4(a) and 3.4(b) of the Plan), a Participant may elect to receive his or her benefits in the form of a (i) lump sum distribution, (ii) joint and 100% survivor annuity if married, (iii) five year certain annuity, or (iv) ten year certain annuity, with each alternative form of payment being Actuarially Equivalent as defined in the Basic Plan. Any lump sum payments to be made prior to a Change in Control shall be based upon the present value calculation described in Section 417(e)(3) of the Code as in effect at the date of the Participant’s Separation from Service. Notwithstanding the foregoing, in the event of a Change in Control, the present value calculation shall be determined by using a discount rate equal to the applicable federal rate, as defined in Section 280G(d)(4) of Code.

3.7      Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Sections 3.8 or 3.9 below and such payment election becomes effective as set forth below. If no payment election was previously made, then the current payment election shall be deemed to be a single life annuity if the Participant is single and in the form of a joint and 50% survivor annuity if the Participant is married, as set forth in Section 3.5 of this Plan.

3.8      On or before December 31, 2008, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (1) must be made before the Participant has a Separation from Service, (2) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Committee, (3) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (4) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

3.9      On or after January 1, 2009, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (1) must be made before the Participant has a Separation from Service, (2) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (3) shall not take effect until at least 12 months after the date the election is made and accepted by the Committee, and (4) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid). For purposes of this Plan and clause (4) above, all annuities or installment payments under this Plan shall be treated as a single payment.

3.10      The Bank shall withhold from payments made hereunder any taxes required to be withheld from a Participant under applicable federal, state or local tax laws.

ARTICLE IV

Payment of Retirement Benefits

4.1      The benefits payable to a Participant following a Separation from Service pursuant to Article III hereof will commence on the first day of the month following the lapse of six months after the date of the Participant’s Retirement, unless a later commencement date is required pursuant to Section 3.9 hereof.

4.2      Benefits shall be forfeited to the extent that a Participant is engaged in an activity which would violate the non-competition or non-solicitation provisions of any employment or severance agreement between the Company or the Bank and a Participant. For purposes of this Section 4.2 of the Plan, no violation of any non-competition or non-solicitation provisions shall be found unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Board of Directors of the Company or the Bank or at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Participant has violated the terms of such non-competition and/or non-solicitation provisions, as applicable, and specifying the particulars thereof in detail.

ARTICLE V

Death Benefits Payable

5.1      Death Before Retirement: If a Participant should die after attaining age fifty (50) and five (5) Years of Service but before Retirement, his or her Surviving Spouse shall receive a benefit equal to 100% of the Participant’s Retirement benefit determined in accordance with the table set forth in Section 3.2, based upon the Participant’s Years of Service as of the date of his or her death, actuarially adjusted in the same manner as is applicable under the Basic Plan, as if the Participant had retired and commenced receiving a benefit on the first day of the month immediately following the date of his or her death.

5.2      Death After Retirement: If a Participant should die after Retirement, but before commencement of payment of his or her benefits under the Plan, his or her Surviving Spouse shall receive a benefit equal to the same percentage and form of the surviving benefit, if any, as elected under this Plan.

5.3      Death During Payment of Retirement Benefits: If a Participant dies after benefit payments have commenced under this Plan, his or her Surviving Spouse shall receive a benefit equal to the same percentage and form of the surviving benefit, if any, as elected under this Plan.

5.4      A Surviving Spouse’s benefits will be payable monthly, and will commence on the first day of the month following the month in which the Participant dies. The last payment will be on the first day of the month in which the Surviving Spouse dies.

ARTICLE VI

TERMINATION, SUSPENSION OR AMENDMENT

6.1      Termination, Suspension or Amendment of the Plan.

(a)      The Board may, in its sole discretion, terminate or suspend this Plan at any time or from time to time, in whole or in part. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 6.1(b) below. The Board may amend this Plan at any time or from time to time; provided, however, no amendment shall either (i) reduce the vested portion of any Participant’s benefits hereunder or (ii) reduce the level of benefits provided by the terms of this Plan. Any amendment shall be made pursuant to a resolution of the Board of Directors of the Bank. However, no such termination, suspension or amendment shall adversely affect the benefits of Participants which have accrued prior to such action or the benefits of any Beneficiary of a Participant who has previously died. In addition, notwithstanding anything in this Plan to the contrary, the Bank may amend in good faith any terms of this Plan, including retroactively to the extent permitted by law, in order to comply with Section 409A of the Code.

(b)      Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 6.1(b). The Employer may, in its discretion, elect to terminate the Plan in any of the following three circumstances set forth below and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code, provided that in case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Company and the Bank and any successors immediately following the Change in Control that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to each participant that experienced the Change in Control event, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to terminate the Plan and the other aggregated arrangements is taken;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Bank and/or the Company that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in such arrangements are terminated; (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither the Bank nor the Company adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank takes all necessary actions to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in such Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE VII

Miscellaneous

7.1      Nothing contained herein will confer upon any Participant the right to be retained in the employment of the Bank, nor will it interfere with the right of the Bank to discharge or otherwise deal with Participants without regard to the existence of this Plan.

7.2      The Plan is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of the Code. The Bank will pay any and all Plan benefits from its general assets and solely on a current disbursement basis.

7.3      To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

7.4      The Committee may adopt rules and regulations to assist it in the administration of the Plan.

7.5      This Plan is established under and will be construed according to the laws of the State of Connecticut.

ARTICLE VIII

Claims and Review Procedures

8.1      Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)      Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

(b)      Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(c)      Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)      The specific reasons for the denial;

(ii)      A reference to the specific provisions of the Plan upon which the denial is based;

(iii)     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(iv)     An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(v)      A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination upon review.

8.2      Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a)      Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)      Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)      Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)      Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(e)      Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the decision is a denial, then the notification shall set forth:

(i)      The specific reasons for the denial;

(ii)      A reference to the specific provisions of the Plan upon which the denial is based;

(iii)     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)     A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

IN WITNESS WHEREOF, and pursuant to resolutions of the Board of Directors of the Bank, the Bank has caused this Plan to be executed by its duly authorized officers effective as of September 23, 2008.

NEWALLIANCE BANK:
Attest:

By: /s/ Patricia M. Pacelli	By: /s/ Peyton R. Patterson
Name: Patricia M. Pacelli	Peyton R. Patterson, Chairman,
Title: Asst. Corporate Secretary	President and Chief Executive
Officer

By execution hereof, NewAlliance Bancshares, Inc. consents to and agrees to be bound by the terms and conditions of this Plan.

NEWALLIANCE BANCSHARES, INC.:
Attest:

By: /s/ Patricia M. Pacelli	By: /s/ Peyton R. Patterson
Name: Patricia M. Pacelli	Peyton R. Patterson, Chairman,
Title: Asst. Corporate Secretary	President and Chief Executive
Officer

Appendix A

To the Amended and Restated 2004 NewAlliance Bank

Supplemental Executive Retirement Plan

Dated: September 23, 2008

Officer

1.	Merrill Blanksteen

2.	Gail Brathwaite

3.	Don Chaffee

4.	Koon-Ping Chan

5.	J. Edward Diamond

6.	Paul McCraven

7.	Peyton Patterson

8.	Diane Wishnafski

A-1

Appendix B

To the Amended and Restated 2004 NewAlliance Bank

Supplemental Executive Retirement Plan

Dated: September 23, 2008
Officer

1.	Merrill Blanksteen

2.	Gail Brathwaite

3.	Peyton Patterson

B-1

Appendix C

To the Amended and Restated 2004 NewAlliance Bank

Supplemental Executive Retirement Plan

Dated: September 23, 2008

Officer

1.	Diane Wishnafski

C-1